EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement of our report dated July 14, 2015 relating to the consolidated financial statements of Earth Brand Holdings, Inc. as of December 31, 2014 and 2013 and for the two year then ended and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ Li and Company, PC

October 16, 2015